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                                                                    EXHIBIT 5.0

                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                December 18, 2001

                                    Via EDGAR



Board of Directors
MCSi, Inc.
4750 Hempstead Station Drive
Dayton, Ohio 45429

         Re:      MCSi, Inc.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as special counsel to MCSi, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,750,000 shares (the "Shares") of common stock, no par value ("Common Stock"), of the Company to be issued and sold in an underwritten public offering (including 750,000 shares of Common Stock which the underwriters have the option to purchase to cover any over-allotments and up to 500,000 shares of Common Stock that may be offered by certain selling shareholders) (the "Offering").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, including the form of the underwriting agreement to be entered into among the Company, the selling stockholders and the underwriter (the "Underwriting Agreement") and such certificates or comparable documents of public officials, of officers and representatives of the Company and the selling stockholders as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents or documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or

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Board of Directors
December 18, 2001
Page 2




comparable documents of officers of the Company or of the selling stockholders, and we have examined the representations and warranties of the Company and of the selling stockholders contained in the Underwriting Agreement and have relied upon the accuracy and completeness of the relevant facts stated therein without independent verification.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued by the Company in the Offering are duly authorized and, when issued and sold pursuant to the provisions of the Underwriting Agreement and the Prospectus and upon receipt of the consideration required thereby, will be validly issued, fully paid and non-assessable shares of Common Stock, and the Shares offered by the selling stockholders in the Offering are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                         ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                         By:  /S/ KENNETH B. TABACH
                                              --------------------------------
                                              Kenneth B. Tabach, a Partner